UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2016

W. P. Carey Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-13779	45-4549771
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

Effective as of September 21, 2016, Mark A. Alexander, age 58, and Chris Niehaus, age 57 (the “Incoming Directors”) have been elected to the Board of Directors of W. P. Carey Inc. (the “Company”). The Incoming Directors will be eligible to participate in the Company’s standard non-employee director compensation program on a prorated basis, including being eligible to receive an annual cash retainer and an annual grant of restricted stock under the W. P. Carey Inc. 2009 Non-Employee Directors’ Incentive Plan, as described further in the Company’s proxy statement for its 2016 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 28, 2016. There are no other understandings or arrangements between each of the Incoming Directors, on the one hand, and any other person and the Company or any of its subsidiaries, on the other hand, pursuant to which any of the Incoming Directors was appointed to serve as a director of the Company. In addition, there are no transactions between each of the Incoming Directors or any of their respective immediate family members, on the one hand, and the Company or any of its subsidiaries, on the other hand, that would be required to be reported under Item 404(a) of Regulation S-K. Mr. Alexander was appointed to the Audit Committee and the Compensation Committee of the Board of Directors of the Company and Mr. Niehaus was appointed to the Audit Committee and the Finance and Corporate Strategy Committee of the Board of Directors of the Company.

Effective as of September 21, 2016, the Company also announced the resignation of Robert Mittelstaedt, Jr., age 73, and Dr. Karsten von Köller, age 76 (the “Outgoing Directors”) from the Board of Directors of the Company effective immediately.

On September 21, 2016, the Company issued a press release announcing the election of the Incoming Directors and the retirement of the Outgoing Directors. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                                Exhibits.

The following are filed as exhibits to this report:

99.1                       Press release issued by W. P. Carey Inc. on September 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date: September 21, 2016	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director and Corporate Secretary